                              EMPLOYMENT AGREEMENT
                              --------------------


         AGREEMENT, entered into as of the 17th day of December, 1998, by and between ENAMELON, INC., a Delaware corporation with its principal place of business at 15 Kimball Avenue, Yonkers, New York 10704 (the "Company"), and DR. STEVEN R. FOX, residing at 200 East 62nd Street, Apartment 5D, New York, New York 10021 (the "Executive").

                               W I T N E S S E T H
                               -------------------

         WHEREAS, the Company and the Executive are parties to an Employment Agreement dated as of January 1, 1994, which has expired;

         WHEREAS, the Company is desirous of continuing the Executive's employment upon the terms and conditions contained herein;

         WHEREAS, the Executive is desirous of continuing his employment with the Company upon the terms and conditions contained herein.

         NOW, THEREFORE, in consideration of the mutual premises contained herein and for other good and valuable consideration, the parties hereto hereby agree as follows:

         1.       Employment
                  ----------

                  The Company hereby employs the Executive and the Executive hereby accepts employment upon the terms and conditions set forth herein.

         2.       Term
                  ----

                  The term of this Agreement shall commence on January 1, 1999 and shall terminate on the fifth anniversary of such date.

         3.       Services To Be Rendered
                  -----------------------

                  (a) During the term of this Agreement, the Executive shall serve the Company in a senior executive capacity and shall perform such duties as are determined from time to time by the Company's Board of Directors. Unless prevented by death or disability, the Executive shall devote his full time, attention and efforts to performing his duties hereunder; provided, however, that the Executive shall have the right to engage in such other activities that do not detract from the performance of his duties hereunder. Executive shall use his best efforts, skill and abilities to promote the Company's interests during the term hereof.


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                  (b) It is hereby acknowledged that the Board of Directors of the Company has appointed the Executive to serve as the Company's Chairman and Chief Executive Officer, and the Executive shall continue to serve as Chairman and Chief Executive Officer of the Company during the term of this Agreement. The Executive is one of the Company's principal operating officers and will conduct and manage the Company's business in accordance with policies established by the Company from time to time. The precise services of the Executive may be extended or curtailed from time to time at the direction and in the sole discretion of the Company's Board of Directors.

         4.       Compensation
                  ------------

                  For the services rendered hereunder, the Company shall pay and the Executive shall accept the following compensation:

                  (a) During the first year of the term of this Agreement, the Executive's salary shall be $350,000 and shall be increased annually thereafter by 10% and by such additional amounts as the Board of Directors of the Company may determine.

                  (b) Concurrently with the execution and delivery of this Agreement, the Company is granting the Executive non-qualified options under the Company's 1997 Incentive Stock Option Plan to purchase 100,000 shares of the Company's Common Stock at an exercise price equal to the closing price on the date hereof, vesting immediately, exercisable for ten years, and having such other terms consistent with the 1997 Plan as the Company's Compensation Committee may determine.

                  (c) The Executive shall participate in any executive compensation plan established by the Board of Directors of the Company. The Executive shall be entitled to 50% of any amounts allocated by the Board of Directors each year during the term hereof to such plan for the purpose of providing an incentive to key employees. In addition, in the event the term hereof is not commensurate with the fiscal year of the Company or the Executive is not employed hereunder for a full fiscal year, any such amounts due Executive hereunder pursuant to the terms of an executive compensation plan shall be pro-rated for any such fiscal year during which the Executive was not employed for the full twelve-month period thereof.

                  (d) The Company will use its best efforts to procure the following insurance policies designating the Executive as the insured: (i) a disability policy providing for disability income to the Executive of $15,000 per month and (ii) a term life insurance policy in the face amount of $2,000,000, provided that (i) the premiums for said policies do not aggregate in excess of $27,000 per year. If the premiums exceed such maximum amount, the Company may procure less insurance for Executive in such combination as the Executive shall specify. In addition, the Executive shall have the right to allocate such maximum amount of premiums between disability insurance and life insurance in such combinations as he may specify in his sole discretion. The beneficiaries of such policies shall be designated by the Executive. In the event the Company is

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



unable to procure such policy, nothing hereunder shall obligate the Company to remit any payments which would have been used to pay the premiums for such policy to Executive.

                  (e) The Executive's salary shall be payable subject to such deductions as are then required by law and such further deductions as may be agreed to by the Executive, in accordance with the Company's prevailing salary payroll practices.

         5.       Benefits and Expenses
                  ---------------------

                  (a) The Executive shall participate in all fringe benefits such as medical, dental, disability, hospital and health insurance plans, profit sharing, pension and stock option plans, life insurance and other plans, if any, which the Company may generally make available to its executive employees.

                  (b) In the event that the Executive's employment by the Company is terminated for any reason, the Executive shall have the right to purchase from the Company any insurance policies on his life owned by the Company for a price equal to the cash surrender value of the policies at the date of such termination, plus prepaid premiums. The right to purchase shall be exercised by the Executive by written notice to the Company not less than seven
(7) days prior to the date of such termination, and the purchase price for such policies shall be paid by the Executive to the Company on the date of termination.

                  (c) During the term of this Agreement, the Company shall, upon presentation of proper vouchers, reimburse the Executive for all reasonable expenses incurred by him directly in connection with his performance of services as an officer and employee of the Company.

                  (d) The Executive shall be entitled to such vacation as permitted in accordance with any policy established by the Board of Directors from time to time, but in no event shall Executive be entitled to less than six
(6) weeks vacation per year.

                  (e) The Executive shall receive as paid days off all national holidays that the Company, pursuant to established policy, recognizes and observes.

         6.       Disability and Death
                  --------------------

                  (a) In the event of the permanent disability of Executive, as hereinafter defined, the Company shall have the right thereafter to terminate this Agreement with Executive by sending written notice of such termination to Executive, and thereupon this Agreement shall terminate. For purposes hereof, "permanent disability" shall mean the inability of Executive to perform his duties hereunder due to physical or mental illness, including drug abuse and alcoholism, for six (6) months in any twelve (12) consecutive month period. In addition, the "permanent disability" of Executive shall also have been deemed to have occurred if the Executive shall have had appointed a guardian or conservator for him or such appointment shall have been made by a court of competent jurisdiction.

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                  (b) The parties hereto hereby agree that if a disagreement arises as to whether a condition of disability exists hereunder, Executive shall submit to a physical examination by a physician of his own choice and by a physician of the Company's choice. If either physician so chosen does not agree as to the determination of disability, the two physicians shall mutually select a third qualified physician, whose determination shall be conclusive upon all parties. Each party shall bear the expense of the physician selected by such party and the expense of the third physician shall be borne equally by Executive and the Company. Executive hereby consents to the examination provided for herein and waives, if applicable, any privilege which exists between any physician and Executive as a result of such examination.

                  (c) This Agreement shall also terminate upon and as of the date of death of the Executive at any time during the term of this Agreement.

                  (d) Notwithstanding anything contained herein to the contrary, Executive shall be compensated as set forth in this Agreement through the date of termination of this Agreement due to permanent disability or death, provided, however, in the event of permanent disability any such compensation shall be reduced by any amounts payable to Executive from or in respect of disability insurance plans for which the Company has paid any portion of the premiums therefore and which payments are received by the Executive for the period of such incapacity or illness. If the Executive dies during the term of this Agreement, not later than 90 days after the date of death, the Company shall pay the Executive's estate or other designated beneficiary an amount equal to two times the Executive's annual salary on the date of death.

         7.       Covenants and Restrictions
                  --------------------------

                  The Executive covenants that, except in carrying out his duties hereunder, during the term of his employment and for a period of eighteen
(18) months following the date of termination of employment hereunder, irrespective of the reasons for any such termination and unless such longer period of time is specifically set forth herein:

                  (a) Executive will not, directly or indirectly, own any interest in, participate or engage in, assist, render any services (including advisory services) to, become associated with, work for, serve (in any capacity whatsoever, including, without limitation, as an employee, consultant, advisor, agent, independent contractor, officer or director) or otherwise become in any way or manner connected with the ownership, management, operation, or control of, any business, firm, corporation, partnership or other entity (collectively referred to herein as a "Person") that engages in, or assists others in engaging in or conducting any business, which deals, directly or indirectly, in products or services competitive with the Company's product line or services, as described below, anywhere in the world; and provided, however, the above shall not be deemed to exclude Executive from acting as a director of a corporation for the benefit of the Company with the consent of the Company's Board of Directors; and provided further, however, that the above shall not also be deemed to prohibit Executive from owning or acquiring securities issued by any corporation which neither directly nor indirectly competes with the Company. For purposes hereof, "products or services competitive with the Company's product line or services" shall mean any products or

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services that compete directly with the Company's products or services in the same category at the time of the termination of the Executive's employment with the Company.

                  (b) Executive shall not sell or solicit any products or services to any customer of the Company, except on behalf of the Company. The term "customer" shall mean any Person or individual (including any Person or individual who controls, is under common control with or has the ability to control any such Person) to whom the Company has provided goods or services within the twenty-four (24) month period prior to the termination of Executive's employment hereunder or to whom the Executive had actively solicited business in an attempt to develop such Person or individual as a customer of the Company during the term hereof, or any licensee of the Company who was a licensee of the Company at any time during the twenty-four (24) month period prior to the termination of this Agreement.

                  (c) The Executive hereby covenants and agrees that the Executive will not at any time subsequent to the date hereof, reveal, divulge, or make known to any person, firm or corporation, any Confidential Information, as defined hereinafter, made known to Executive or of which Executive has become aware, regardless of whether developed, prepared, devised or otherwise created in whole or in part by the efforts of the Executive and except to the extent so authorized in writing by the Company in order to carry out the terms of this Agreement or except as required by law. For purposes of this Agreement, the term "Confidential Information" shall mean any technical, scientific or engineering information relating to the Company's products and/or services; information relating to any customer of the Company, including without limitation, the names, addresses, telephone numbers and sales records of, or pertaining to any such customer; price lists, methods of operation and other information pertaining to the Company and which the Company, in its sole discretion, regards as confidential and in the nature of trade secrets. Notwithstanding anything contained herein to the contrary, Confidential Information as used herein shall not include that which (i) was in the public domain prior to receipt hereunder in the same context as the disclosure made hereunder; or (ii) Executive can show was in his possession and in the same context prior to receipt; or (iii) subsequently becomes known to Executive by third parties not in the course of this Agreement and as a matter of right and without restriction on disclosure; or (iv) subsequently comes into the public domain in the same context as the disclosure by the Company through no fault of Executive.

                  (d) The Executive further covenants and agrees that Executive shall retain all of such Confidential Information in trust for the sole benefit of the Company, and shall not divulge or deliver or show any of such Confidential Information to any unauthorized person and shall not make use of or in any manner seek to turn to account any of such Confidential Information in an independent business however unrelated to the business of the Company. The Executive further agrees that upon the termination of this Agreement or upon the request of the Company, the Executive will either supply or return to the Company, in accordance with the Company's request, all Confidential Information in the Executive's possession, including, without limitation, all account lists, records and data related to all customers of the Company.


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                  (e) Executive will neither solicit, hire or seek to solicit or hire any of the Company's personnel, irrespective of the capacity of such personnel, including any agent, independent contractor, or consultant to the Company, nor shall Executive induce or attempt to induce any of the Company's personnel to leave the employ of the Company to work for Executive or otherwise, or to terminate their relationship with the Company.

                  (f) Executive acknowledges that his breach or threatened violation of any of the restrictive covenants contained in this Section 7 may cause irreparable damage to the Company for which remedies at law would be inadequate. Executive further acknowledges that the restrictive covenants set forth herein are essential terms and conditions of this Agreement. The Executive therefore agrees that the Company shall be entitled to a decree or order by any court of competent jurisdiction enjoining such threatened or actual violation of any of such covenants. Such decree or order, to the extent appropriate, shall specifically enforce the full performance of any such covenant by the Executive and the Executive hereby consents to the jurisdiction of any such court of competent jurisdiction and authorizes the entry on its behalf of any required appearance for such purpose. This remedy shall be in addition to all other remedies available to the Company at law or equity. If any portion of this
Section 7 is adjudicated to be invalid or unenforceable, this Section 7 shall be deemed amended to delete therefrom the portion so adjudicated, such deletion to apply only with respect to the operation of this Section 7 in the jurisdiction in which such adjudication is made.

         8.       Proprietary Property
                  --------------------

                  (a) The parties hereto hereby agree that Proprietary Property, as hereinafter defined, shall be the sole and exclusive property of the Company, except as provided below. For purposes hereof, Proprietary Property shall mean inventions, discoveries, improvements, ideas, trade secrets and know how, whether patentable or not, made solely by Executive or jointly with others, which relate to the Company's business, including any of its products, services, processes, technology, research, product development, marketing programs, manufacturing operations, or engineering activities.

                  (b) Executive shall promptly disclose to the Company in writing all Proprietary Property, including those in the formative stages, created during the term hereof, irrespective of whether created during normal business hours. In addition, Executive hereby agrees to promptly disclose to the Company all Proprietary Property created subsequent to the date of termination hereof, irrespective of the reasons for termination hereof, which relate to or constitute an improvement on Proprietary Property or Confidential Information, as defined herein.

                  (c) Executive hereby agrees and acknowledges that Executive shall have no right, title or interest in or with respect to any Proprietary Property, except as described below, and will during the term hereof or at any time subsequent to the termination hereof, at the Company's request and expense, execute any and all patent applications and assignments to the Company and take any all action as required by the Company to perfect and maintain the Company's rights and interests in and with respect to the Proprietary Property.


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                  (d) Executive hereby agrees to maintain written records
concerning the Proprietary Property and agrees to make those records available to the Company at all times.

                  (e) Notwithstanding anything contained herein to the contrary, Proprietary Property shall not include inventions or discoveries with respect to which all of the following conditions apply:

                           (i)     no equipment, supplies, facilities or
Confidential Information of the Company was used in its development;

                           (ii)    it was developed on the Executive's own time;

                           (iii)   it does not relate to the Company's business
and/or any proposed or planned products or services of the Company, including any research and development activities; and

                           (iv)    it does not arise in connection with any work
 performed by the Executive for the Company.

                  (f) During or subsequent to the Executive's employment by Company, Executive will not, directly or indirectly, lecture upon, publish articles concerning, use, disseminate, disclose, sell or offer for sale any Proprietary Property without the Company's prior written permission.

         9.       Prior Agreements
                  ----------------

                  Executive represents that he is not now under any written agreement, nor has he previously, at any time, entered into any written agreement with any person, firm or corporation, which would or could in any manner preclude or prevent him entering into this Agreement and abiding by the terms and conditions hereof.

         10.      Termination Provisions
                  ----------------------

                  (a) In addition to, and not in lieu of, the termination provisions set forth in Section 6 of this Agreement, the employment of the Executive hereunder may be terminated by the Company prior to the termination date of the initial term or any renewal term thereafter (as set forth in Section 2 hereof) in the event that the Executive (i) breaches this Agreement or (ii) engages in any act of dishonesty with respect to the Company, including any act of willful misfeasance (the foregoing reasons for termination set forth under Subparagraphs (i) and (ii) above are sometimes referred to hereinafter as termination for "Cause"). Such termination of the Executive's employment hereunder shall be effective immediately upon delivery of written notice to the Executive setting forth the reason or reasons for such termination. Upon the termination of this Agreement in accordance with this Section 10(a), the Company shall not be obligated to make any further payments hereunder to the Executive.


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                  (b) If, as both a director and a stockholder of the Company,
Executive opposes a "change of control" (defined below) of the Company and such change of control shall occur at any time during Executive's employment hereunder in spite of Executive's objection, Executive may by at least thirty
(30) days prior written notice to the Company given within six (6) months of such change of control, elect to terminate his employment with the Company at the end of such six (6) month period. If Executive elects to terminate his employment pursuant to this Section 10(b), the Company shall promptly pay him two and nine-tenths (2.9) times his current compensation payable under Sections 4(a) and 4(b) within thirty (30) days of receipt of Executive's notice; provided, however, in no event shall the amount paid to Executive pursuant to this Paragraph 10(b) exceed the maximum payment permitted by Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") or then applicable law and to the extent any "excess parachute payment", as that phrase is defined in
Section 280G(b) of the Code or then applicable law, would result from the application of the formulas set forth in (i) or (ii) above, then the amount Executive would otherwise receive shall be reduced so that no "excess parachute payment" is made by the Company or received by Executive; provided further, however, that this Section 10 shall not apply to any change in control supported by the Executive either as an officer, a director or as a stockholder of the Company. A "change of control" shall be deemed to occur when any person, corporation, partnership, association or entity, directly or indirectly (through a subsidiary or otherwise), (A) acquires or is granted the right to acquire, directly or through a merger or similar transaction, a majority of Company's outstanding voting securities, or (B) acquires all or substantially all of the Company's assets.

         11.      Miscellaneous
                  -------------

                  (a) This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and upon the Executive, his heirs, executors, administrators, legatees and legal representatives.

                  (b) Should any part of this Agreement, for any reason whatsoever, be declared invalid, illegal, or incapable of being enforced in whole or in part, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any portion which may for any reason be declared invalid.

                  (c) This Agreement shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed in such State without application of the principles of conflicts of laws of such State.

                  (d) This Agreement and all rights and obligations hereunder are personal to the Executive and shall not be assignable or delegable, and any purported assignment or delegation in violation hereof shall be null and void. Any person, firm or corporation succeeding to the business of the Company by merger, consolidation, purchase of assets or otherwise, shall assume by contract or operation of law the obligations of the Company hereunder; provided, however, that the Company shall, notwithstanding such assumption and/or assignment, remain liable and responsible for the fulfillment of the terms and conditions of the Agreement on the part of the Company.

                  (e) This Agreement constitutes the entire agreement between the parties hereto with respect to the terms and conditions of the Executive's employment by the Company, and this Agreement supersedes and renders null and void any and all other prior oral or written agreements, understandings, or commitments pertaining to the Executive's employment by the Company. This Agreement may only be amended upon the written consent of both parties hereto.

                  (f) Any notice required or permitted to be given under this Agreement shall be in writing and shall be delivered in person, by nationally recognized courier service or by certified mail, return receipt requested, postage prepaid, to the parties at the addresses set forth above, or at such other place that either party may designate by notice in the foregoing manner to the other. If mailed as aforesaid, any such notice shall be deemed given on receipt or three (3) days after being so mailed, unless the receiving party proves the notice was received later or not received.

                  (g) The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or any condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

                  (h) The provisions of Sections 6, 7, 8, 10 and 11 of this Agreement shall survive any termination of this Agreement.

                  (i) The headings in this Agreement are inserted for convenience and shall not affect any interpretation of this Agreement.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


                                                  ENAMELON, INC.



                                                  By:   /s/ D. Brooks Cole
                                                        ------------------
                                                           D. Brooks Cole
                                                           President



                                                        /s/ Dr. Steven R. Fox
                                                        ---------------------
                                                           Dr. Steven R. Fox


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